Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of GTx, Inc., for the registration of 64,311,112 shares of its common stock, and to the incorporation by reference therein of our reports dated March 16, 2015, with respect to the financial statements of GTx, Inc. and the effectiveness of internal control over financial reporting of GTx, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Memphis, Tennessee
June 12, 2015